SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 --------------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)          January 2, 1997
                                                          ---------------


                          WINSTAR COMMUNICATIONS, INC.
               (Exact Name of Registrant as Specified in Charter)



         Delaware                1-10726                   13-3585278
(State or Other Jurisdiction    (Commission                (IRS Employer
    of Incorporation)            File Number)           Identification No.)




230 Park Avenue, New York, New York                          10169
(Address of Principal Executive Offices)                    (Zip Code)



Registrant's telephone number, including area code    (212) 687-7577


                                 Not Applicable
         (Former Name or former Address, if Changed Since Last Report)


                            Exhibit Index -- Page 18

                               Page 1 of 39 Pages

Item 2.  Acquisition or Disposition of Assets.

                  On June 28, 1996, WinStar Communications, Inc. ("WinStar"), WinStar Milliwave, Inc., a wholly-owned subsidiary of WinStar ("WinStar Milliwave"), the partners ("Partners") of Milliwave Limited Partnership ("Milliwave"), the holders of the capital stock ("Stockholders") of the Partners of Milliwave and Milliwave executed an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which the Partners were to be merged with and into WinStar Milliwave ("Merger"). Milliwave is a holder of 38 GHz licenses (the "Milliwave Licenses") that allow for the provision of services in more than 80 major markets, encompassing an aggregate population of greater than 160 million. The following chart sets forth the change in WinStar's existing 38 GHz license asset base after giving effect to the consummation of the Merger:


                                                  WinStar   Milliwave   Total

Population Coverage (millions) .............      109        160        170(1)
Channel Pops (millions) ....................      413        160        573
Licensed Areas with ........................       30          0         39(2)
  Multiple Channels



(1) Total population coverage is not additive because of overlapping licensed areas.

(2) Milliwave had only one channel in each of its licensed areas; however, when combined with WinStar, the overlapping single channel licensed areas have increased WinStar's total multiple channel coverage by nine licensed areas, bringing the aggregate population covered by multiple channels to over 100 million.


                  The cities covered by the Milliwave Licenses include many already serviceable by WinStar under its existing 38 GHz licenses, such as Boston, Chicago, Dallas, Los Angeles and New York, among others, which will increase WinStar's aggregate bandwidth capacity in each such city. The Milliwave Licenses also cover many cities which currently are not serviceable by WinStar under its existing 38 GHz licenses, including, among others, Honolulu, Nashville, Orlando, Raleigh/Durham and Rochester (New York).

     The parties consummated the Merger on January 2, 1997 ("Closing Date"). On the Closing Date, WinStar paid to the Stockholders an aggregate of $40 million in cash and issued to the Stockholders an aggregate of approximately 3.6 million shares of common stock of WinStar ("WinStar Shares"). Pursuant to a registration rights agreement, dated the Closing Date ("Registration Rights Agreement") between WinStar and each of the Stockholders, WinStar agreed to register the WinStar Shares for resale under a registration statement filed with the Securities and Exchange Commission ("Commission") prior to January 1, 1998. WinStar has agreed to use its best efforts to have such registration statement declared effective by the Commission by March 31, 1998. Effective as of the Closing Date, Dennis Patrick, Chief Executive Officer of Milliwave and a former Chairman of the Federal Communications Commission, became a member of the Board of Directors of WinStar.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(a)      Financial Statements of Businesses Acquired.

                         REPORT OF INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS


The Partners
  Milliwave Limited Partnership

         We have audited the accompanying balance sheet of Milliwave Limited Partnership (a Florida limited partnership) as of December 31, 1995 and the related statement of changes in partners' capital for the period April 25, 1995 (inception) through December 31, 1995. These financial statements are the responsibility of the management of Milliwave Limited Partnership. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Milliwave Limited Partnership as of December 31, 1995, in conformity with generally accepted accounting principles.


/s/ Grant Thornton LLP
GRANT THORNTON LLP

New York, New York
June 27, 1996

                          Milliwave Limited Partnership
                                 BALANCE SHEETS


                                                      September 30, December 31,
                                                          1996           1995
                                                         ------         -----
                                                       (unaudited)
                                 ASSETS

CURRENT ASSETS
  Cash and cash equivalents ..........................   $2,956,935   $   11,222
  Other current assets ...............................       65,439         --
                                                         ----------   ----------
      Total current assets ...........................    3,022,374       11,222
  Property and equipment, net ........................    1,108,935         --
  Licenses ...........................................      899,444      317,581
  Other assets .......................................      130,540         --
                                                         ----------   ----------
      Total assets ...................................   $5,161,293   $  328,803
                                                         ==========   ==========

                    LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES
  Loan Payable .......................................   $    1,500   $     --
  Accounts payable and accrued expenses ..............      726,392       53,803
                                                         ----------   ----------
       Total current liabilities .....................      727,892       53,803
PARTNERS' CAPITAL ....................................    4,433,401      275,000
                                                         ----------   ----------
       Total liabilities and partners' capital .......   $5,161,293   $  328,803
                                                         ==========   ==========



























              The accompanying notes are an integral part of these
                                  statements.

                          Milliwave Limited Partnership
                             STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                                   (Unaudited)



Revenues ...................................................          $     662

Operating expenses
   Consulting and contracted services ...................... $ 252,707
   Professional fees .......................................   294,330
   Depreciation and amortization ...........................    66,622
   Travel ..................................................    29,571
   Salaries ................................................    46,600
   Office and sundry .......................................    31,241
                                                              ---------
                                                                        721,071
Net loss from operations ...................................           (720,409)
   Interest income .........................................             63,746
   Interest expense ........................................             (3,679)
                                                                      ---------
Net loss ...................................................          $(660,342)
                                                                      =========































              The accompanying notes are an integral part of these
                                  statements.

                          Milliwave Limited Partnership
                    STATEMENT OF CHANGES IN PARTNERS' CAPITAL
              April 25, 1995 (inception) through December 31, 1995
                  and the nine months ended September 30, 1996
                                   (unaudited)


Cost of contributed license applications .....................      $   122,654
Cash contributed .............................................          152,346
                                                                    -----------
Partners' capital at December 31, 1995 .......................          275,000

Cash contributed .............................................        5,000,000
Syndication costs ............................................         (181,257)
Net loss .....................................................         (660,342)
                                                                    -----------
Partners' capital at September 30, 1996 (unaudited) ..........      $ 4,433,401
                                                                    ===========



































              The accompanying notes are an integral part of these
                                  statements.

                          Milliwave Limited Partnership
                             STATEMENT OF CASH FLOWS
                  For the nine months ended September 30, 1996
                                   (unaudited)

Cash flows from operating activities:
  Net loss ...................................................      $  (660,342)
Adjustments to reconcile net loss to net cash used
            in operating activities:
  Depreciation ...............................................           66,622
  Increase in other current assets ...........................          (23,049)
  Increase in other assets ...................................          (42,390)
  Increase in accounts payable and accrued expense ...........          672,589
                                                                    -----------
Net cash provided by operating activities ....................           13,430
                                                                    -----------
Cash flows from investing activities:
  Purchases of equipment .....................................       (1,125,349)
  Licenses ...................................................         (758,026)
  Organizational costs .......................................           (4,585)
                                                                    -----------
Net cash used in investing activities ........................       (1,887,960)
                                                                    -----------
Cash flows from financing activities:
  Proceeds from partners' loans ..............................          201,500
  Repayment of partners' loans ...............................         (200,000)
  Capital contributions ......................................        5,000,000
  Syndication costs ..........................................         (181,257)
                                                                    -----------
Net cash provided by financing activities ....................        4,820,243
                                                                    -----------
Net increase in cash and cash equivalents ....................        2,945,713
Cash and cash equivalents at beginning of period .............           11,222
                                                                    -----------
Cash and cash equivalents at end of period ...................      $ 2,956,935
                                                                    ===========























              The accompanying notes are an integral part of these
                                  statements.

                          Milliwave Limited Partnership
                          NOTES TO FINANCIAL STATEMENTS
              December 31, 1995 and September 30, 1996 (unaudited)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

     Milliwave Limited Partnership (a Florida limited partnership, hereinafter referred to as the "Partnership") was formed on April 25, 1995 to apply for and obtain licenses from the Federal Communications Commission ("FCC") and to exploit such licenses for commercial purposes. As of October 1996, the Partnership had met its minimum construction requirements for all of its licensed service areas. From inception through December 31, 1995, the Partnership had no operations.

     A summary of the significant accounting policies applied in the preparation of the accompanying balance sheet follows

1. Property and Equipment

         Property and equipment is stated at cost. Depreciation is calculated using the straight line method over the estimated useful lives of the related assets.

2. Cash and Cash Equivalents

         The Partnership considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

3. Income Taxes

         No provision for Federal, state or local income taxes has been provided as the Partnership is not a taxable entity and the partners are individually liable for the taxes on their shares of the Partnership's income.

4. Use of Estimates

         In preparing financial statements in conformity with generally accepted accounting principles, the Partnership is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

5. Unaudited Financial Statements

         The unaudited financial statements, as of September 30, 1996, are a condensed presentation and omit certain details contained in full financial statements. In the opinion of the Partnership, the accompanying unaudited balance sheet as of September 30, 1996 and the unaudited statements of operations, changes in partners' capital, and cash flows for the nine months ended September 30, 1996 include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position of the Partnership as of September 30, 1996 and the results of operations and cash flows for the nine months ended September 30, 1996.

                          Milliwave Limited Partnership
                   NOTES TO FINANCIAL STATEMENTS--(Continued)

NOTE 2--NATURE OF BUSINESS AND LICENSES

         The Partnership holds 88 licenses granted by the FCC. These licenses allow the Partnership to deliver communication services over the 38 GHz band specified in the licenses. The licenses were issued at various dates through March 15, 1996. Under the terms of the licenses, the Partnership must construct a minimum of one radio link per licensed service area within eighteen months of the date of grant or risk revocation of the licenses by the FCC. The Partnership is required to complete its minimum construction requirement for the licenses granted at various dates from August 1996 through September 1997. As of October 1996, construction requirements have been completed on all the licenses. At September 30, 1996 and December 31, 1995, the Partnership has capitalized $899,444 and $317,581, respectively, of license costs consisting of filing, application and legal fees relative to the licenses.

NOTE 3--LOANS PAYABLE-PARTNERS

         In March 1996 the Partnership issued two $100,000 promissory notes to two limited partners bearing interest at 5.86% per annum. These notes were to mature on December 31, 1996 but were repaid out of the proceeds of a sale of limited partnership interests. (Reference is made to Note 4).

         In May 1996, the Partnership borrowed $1,500 from a limited partner for short-term cash requirements. This amount is unsecured without a stated interest rate. As of September 30, 1996, this amount is outstanding and due the limited partner.

NOTE 4--PARTNERS' CAPITAL

         For the period May 1994 through the formation of the Partnership in April 1995, one of the partners incurred $122,654 in license application costs, which were contributed to the Partnership at cost and included in the capital of the Partnership.

         The balance of the capital contributed during the period ended December 31, 1995 represented cash contributed of $152,346.

         On May 30, 1996, the Partnership amended and restated its limited partnership agreement to provide for Series A and Series B Limited Partners. Concurrent with the amendment, the Partnership sold $5,000,000 of Series B Limited Partnership interests. Syndication costs relating to the sale amounted to $181,257.

         The general partner provides management services to the partnership. Management fees for the nine months ended September 30, 1996 totaled $87,991.

NOTE 5--COMMITMENTS AND CONTINGENCIES

         The Partnership has entered into site license and service agreements with WinStar Communications, Inc. ("WinStar") in conjunction with the installation and operation of up to a total of seventy-eight 38 GHz radio links. For each link, the agreements call for payment from the Partnership to WinStar of: a one-time fee of $8,500 for site identification, survey and equipment installation; a monthly fee of $150 for monitoring and maintenance of radio system equipment; and, a monthly fee of $200 or access to and use of radio system sites. As of September 30, 1996, these charges had been applied towards 48 links. In addition, WinStar makes monthly payments to the Partnership for capacity leased under a two-year transmission path lease agreement. Such amounts vary from $10-$75 per link.

                          Milliwave Limited Partnership
                   NOTES TO FINANCIAL STATEMENTS--(Continued)

         The Partnership leases office space under a lease agreement which expires in December 1996. Rent expense for the nine months ended September 30, 1996 totaled $6,492.

         In 1996, the Partnership accepted the assignment of contingent sublease and personal property sale agreements from a company owned by a limited partner. The total amount due under these agreements is $100,000.

         Subsequent to December 31, 1995, the Partnership entered into purchase orders to purchase radio links from P-Com, Inc. amounting to approximately $570,000. As of September 30, 1996, the purchase commitment has been satisfied.

         On November 13, 1995, the FCC released an order freezing the acceptance for filing of new applications for 38 GHz frequency licenses. On December 15, 1995, the FCC announced the issuance of an NPRM, pursuant to which it proposed to amend its current rules relating to 38 GHz including, among other items, the imposition of minimum construction requirements and an auction procedure for issuance of licenses in the 37-40 GHz band. In addition, the FCC ordered that those applications that are subject to mutual exclusivity with other applicants or that were placed on public notice by the FCC after September 13, 1995 would be held in abeyance and not processed by the FCC pending the outcome of the proceeding initiated by the NPRM. Final rules with respect to the changes proposed by the NPRM have not been adopted and the changes proposed by the NPRM have been, and are expected to continue to be, the subject of numerous comments by members of the telecommunications industry and others. Consequently, there can be no assurance that the NPRM will result in the issuance of rules consistent with the rules initially proposed in the NPRM. Until final rules are adopted, the rules currently in existence remain in effect with respect to outstanding licenses.

NOTE 6--WINSTAR COMMUNICATIONS, INC. AGREEMENT

In June 1996, the Partnership entered into an agreement with WinStar whereby WinStar would acquire the Partnership for a purchase price of $40 million in cash and 3.4 million shares of WinStar common stock. At the date of signing the agreement, the market value of the common stock was approximately $85,000,000. The number of shares issued is subject to adjustment, depending on WinStar's stock price on the date of closing of the transaction with a maximum of 4.5 million shares and an ability for WinStar to issue fewer than 3.4 million shares if the stock price exceeds certain levels. The acquisition is subject to FCC approval, but is expected to be consummated in the second quarter of calendar year 1997. The Partnership also has entered into a (i) services agreement with WinStar pursuant to which WinStar has agreed to provide services to the Partnership in connection with the buildout of its licensed areas in consideration for payment of monthly site access and management fees, as well as installation fees, and (ii) a two-year transmission path lease agreement with WinStar permitting its use of up to 488 radio links in the Partnerships' licensed areas.

(b)      Pro Forma Financial Information.

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES

                          UNAUDITED PRO FORMA CONDENSED
                        CONSOLIDATED FINANCIAL STATEMENTS

         The following unaudited pro forma condensed consolidated balance sheet has been prepared by taking the September 30, 1996 consolidated balance sheet of WinStar Communications, Inc. and subsidiaries (the "Company") and the balance sheet of Milliwave Limited Partnership ("Milliwave"), as if the acquisition of Milliwave had been consummated at September 30, 1996. The unaudited pro forma condensed consolidated balance sheet has been prepared for information purposes only and does not purport to be indicative of the financial condition that necessarily would have resulted had the acquisition of Milliwave taken place on September 30, 1996.

         The following unaudited pro forma condensed consolidated statements of operations for the ten month period ended December 31, 1995 and for the nine months ended September 30, 1996 give effect to the Company's acquisition of Milliwave as if it had occurred as of the beginning of the respective periods. The revenues and results of operations included in the following unaudited pro forma condensed consolidated statements of operations are not indicative of anticipated results of operations for periods subsequent to the acquisitions, nor are they considered necessarily to be indicative of the results of operations for the periods specified had the acquisitions actually been completed at the beginning of each respective period.

         These financial statements should be read in conjunction with the notes to the unaudited pro forma condensed consolidated financial statements, which follow, the consolidated financial statements of the Company and the financial statements of Milliwave and the related notes thereto.

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1996

                                                                                        Pro Forma
                                                                                        Adjustments
                                                        The Company,    Milliwave,      Increase/
                                                         Historical     Historical      (Decrease)        Pro Forma
                         ASSETS

Current assets
  Cash and cash equivalents ..........................  $  54,467,888   $   2,956,935    (35,000,000)(a) $ 22,424,823
  Short term investments .............................    108,510,243            --              --       108,510,243
                                                          -------------   -------------   -------------   -------------
     Cash, cash equivalents and short-term investments    162,978,131       2,956,935    (35,000,000)     130,935,066
  Investments in marketable equity securities ........      1,068,800            --              --         1,068,800
  Accounts receivable, net ...........................     14,750,130             662            --        14,750,792
  Notes receivable ...................................        218,818            --              --           218,818
  Inventories ........................................     12,450,043            --              --        12,450,043
  Prepaid expenses and other current assets ..........     15,242,599          64,777     (5,000,000) (a)  10,307,376
                                                         -------------   -------------   -------------   -------------

         Total current assets ........................    206,708,521       3,022,374    (40,000,000)      169,730,895

  Property and equipment, net ........................     44,162,410       1,108,935            --         45,271,345
  Notes receivable ...................................        333,778            --              --            333,778
  Investments and advances ...........................        399,729            --              --            399,729
  Licenses, net ......................................     12,885,294         899,444     137,070,592 (a)  150,855,330

  Intangible assets, net .............................     10,271,905            --              --         10,271,905
  Deferred financing costs ...........................     10,896,527            --              --         10,896,527
  Other assets .......................................      2,499,988         130,540            --          2,630,528
                                                         -------------   -------------   -------------   -------------

         Total assets ................................  $ 288,158,152   $   5,161,293   $  97,070,592   $  390,390,037
                                                         =============   =============   =============   =============

          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Loans payable ......................................  $   1,839,404   $       1,500   $        --     $    1,840,904
  Accounts payable and accrued expenses ..............     32,855,042         726,392            --         33,581,434
  Capitalized lease obligations ......................      1,803,591            --              --          1,803,591
                                                          -------------   -------------   -------------   -------------
         Total current liabilities ...................     36,498,037         727,892            --         37,225,929

Senior notes payable .................................    170,356,225            --              --        170,356,225
Convertible notes payable ............................     85,178,112            --              --         85,178,112
Other notes payable ..................................     10,680,478            --              --         10,680,478
Capitalized lease obligations ........................      5,980,970            --              --          5,980,970
Deferred income taxes ................................           --              --        26,500,000 (a)   26,500,000
                                                          -------------   -------------   -------------   -------------
         Total liabilities ...........................    308,693,822         727,892      26,500,000      335,921,714
                                                          -------------   -------------   -------------   -------------

Commitments and contingencies

Stockholders' equity:

  Common stock, $.01 par value;  authorized
    75,000,000 shares, issued and outstanding
    28,290,525 shares, pro forma issued and
    outstanding 31,885,145 shares ....................        282,906            --            35,946 (a)      318,852

Partners Capital .....................................           --         4,433,401      (4,433,401)(a)        --
Additional paid-in capital ...........................     70,501,060            --        74,968,047 (a)  145,469,107
Accumulated deficit ..................................    (91,338,436)           --              --        (91,338,436)
                                                         -------------   -------------   -------------   -------------
                                                          (20,554,470)      4,433,401      70,570,592       54,449,523
Unrealized gain on investments in
     marketable securities ...........................         18,800            --              --             18,800
                                                         -------------   -------------   -------------   -------------

         Total stockholders' equity ..................    (20,535,670)      4,433,401      70,570,592       54,468,323
                                                         -------------   -------------   -------------   -------------

Total liabilities and stockholders' equity ...........  $ 288,158,152   $   5,161,293   $  97,070,592   $  390,390,037
                                                         =============   =============   =============   =============

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

                                                                                    Pro Forma
                                                                                    Adjustments
                                                The Company,       Milliwave,       Increase/
                                                 Historical        Historical      (Decrease)          Pro Forma

Net sales                                         $ 47,980,633         $    662    $(1,264,036) (c)    $ 46,717,259
Cost of sales                                       28,273,656          --          (1,090,480) (c)      27,183,176
                                                 -------------      -----------    -----------         ----------
   Gross profit                                     19,706,977              662       (173,556)          19,534,083
Selling, general and administrative expenses        47,741,812          654,449        (29,712) (c)      48,366,549
Depreciation                                         1,754,540           66,622            --             1,821,162
                                                --------------      -----------     ---------------    --------------
Operating loss                                    (29,789,375)        (720,409)       (143,844)         (30,653,628)
Other expense (income)
   Interest expense                                 27,388,356            3,679            --            27,392,035
   Interest income                                 (8,174,077)         (63,746)     1,560,000   (a)      (6,677,823)
   Amortization of intangibles                         762,193          --           2,570,074  (b)       3,332,267
                                                 -------------      -----------    -----------         -------------
Net loss before income taxes                      (49,765,847)        (660,342)     (4,273,918)         (54,700,107)
Income taxes                                           261,514          --                                  261,514
                                                --------------     ------------   --------------      --------------
Net loss                                         $(50,027,361)       $(660,342)    $(4,273,918)        $(54,961,621)
                                                 ============        =========     ===========          ============
Net loss per share                            $         (1.81)                                         $      (1.76)
                                              ===============                                          ===============
Weighted average shares outstanding              $ 27,691,452                        3,594,620  (d)      31,286,072
                                                 ============                      ===========         ============



                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                FOR THE TEN MONTH PERIOD ENDED DECEMBER 31, 1995




                                                                                             Pro Forma
                                                                                            Adjustments
                                              The Company,               Milliwave,         Increase/
                                              Historical                Historical          (Decrease)         Pro Forma

Net sales.............................         $ 29,771,472             $       --           $       --        $ 29,771,472
Cost of sales.........................           19,546,351                     --                   --          19,546,351
                                              -------------             -------------        -------------       -------------
    Gross profit......................           10,225,121                     --                   --          10,225,121
Selling, general and administrative
  expenses............................           19,266,466                     --                   --          19,266,466
Depreciation..........................              770,284                     --                   --             770,284
                                             --------------             -------------        -------------       -------------
Operating loss........................          (9,811,629)                     --                   --          (9,811,629)
Other expense (income)
  Interest expense....................            7,630,079                     --                   --           7,630,079
  Interest income.....................          (2,889,813)                     --                   --          (2,889,813)
  Amortization of intangibles.........              439,888                     --             2,855,637 (a)      3,295,525
  Equity in loss of AGT...............              865,676                     --                   --             865,676
                                             --------------             -------------        -------------      --------------
Net loss..............................        $(15,857,459)              $      --           $(2,855,637)      $(18,713,096)
                                              ============               ============         ===========
Net loss per share....................     $         (0.70)                                                   $       (0.71)
                                           ===============                                                    ===============

Weighted average shares outstanding...           22,769,770                     --             3,594,620 (d)     26,364,390
                                               ============              ============         ===========       ============



                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                        CONSOLIDATED FINANCIAL STATEMENTS

         The adjustments below were prepared based on data currently available and in some cases are based on estimates or approximations. It is possible that the actual amounts to be recorded may have an impact on the results of operations and the balance sheet different from that reflected in the accompanying unaudited pro forma condensed consolidated financial statements. It is therefore possible that the entries presented below will not be the amounts actually recorded at the closing date. Amortization of licenses has been recorded on the proforma licenses from the Milliwave Acquisition even though such licenses are not yet in full commercial service.

Balance Sheet at September 30, 1996

     (a) To record the acquisition of Milliwave Limited Partnership as follows:



                                                                  Increase/
                                                                 (Decrease)

Record cash payment to Milliwave partners ......................  $ (35,000,000)
Apply payment of escrow deposit to Milliwave partners ..........     (5,000,000)
Allocate excess purchase price to licenses .....................    137,070,592
                                                                  -------------
     Total asset adjustments ...................................     97,070,592
                                                                  =============
Record deferred taxes related to acquisition ...................     26,500,000
Eliminate Partners' Capital accounts ...........................     (4,433,401)
Record the issuance of 3,594,620 shares of the
  Company's Common Stock at $20.87 per share ...................         35,946
     Additional Paid in Capital ................................     74,968,047
                                                                  -------------
  Total equity adjustments .....................................  $  97,070,592
                                                                  =============


Statements of Operations for the Ten Months Ended December 31, 1995 and For the Nine Months Ended September 30, 1996

         (a) To eliminate interest income, at an assumed rate of 5.2% per annum, on $40 million cash, assuming such cash was paid at the beginning of the period in connection with the Milliwave acquisition.

         (b) To record amortization of licenses acquired in the Milliwave transaction.

         (c) To eliminate sales, management fees, and cost of sales recorded by the Company pursuant to management and other agreements with Milliwave.

         (d) To record 3,594,620 shares of the Company's Common Stock issued in connection with the Milliwave acquisition.

(c)      Exhibits

Exhibit Number            Description

1    Agreement  and  Plan  of  Merger  among  WinStar,  WinStar  Milliwave,  the
     Partners, the Stockholders and Milliwave (Incorporated by reference to Exhibit 10.79 to WinStar's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996)

2 Registration Rights Agreement, dated January 2, 1997, by and among WinStar and each of the Stockholders (filed herewith)

3    Press Release (filed herewith)

                                   SIGNATURES



                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: January 16, 1997                    WINSTAR COMMUNICATIONS, INC.
                                           ----------------------------
                                           (Registrant)

                                          /s/ Fredric E. von Stange
                                          -----------------------------
                                              Fredric E. von Stange
                                              Executive Vice President

                                  EXHIBIT INDEX


Exhibit Number                      Description

1    Agreement  and  Plan  of  Merger  among  WinStar,  WinStar  Milliwave,  the
     Partners, the Stockholders and Milliwave (Incorporated by reference to Exhibit 10.79 to WinStar's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996)

2 Registration Rights Agreement, dated January 2, 1997, by and among WinStar and each of the Stockholders (filed herewith)

3    Press Release (filed herewith)